Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
Chairman, President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Andrew Siegel	Aaron Palash
(212) 355-4449 ext. 8627	(212) 355-4449 ext. 8603
occ-jfwbk@joelefrank.com	occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

FISCAL YEAR AND FOURTH QUARTER OF 2022 FINANCIAL RESULTS

OCC® Achieves Increases of 26.3% in Net Sales and 31.0% in Gross Profit in Fourth Quarter

Double-Digit Growth Also Achieved for Fiscal Year 2022

Roanoke, Va., December 22, 2022 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for its fiscal year 2022 and its fourth quarter ended October 31, 2022.

Fourth Quarter 2022 Financial Results

Consolidated net sales for the fourth quarter of fiscal year 2022 increased 26.3% to $20.1 million, compared to net sales of $15.9 million for the same period last year, with increased net sales in both its enterprise and specialty markets, including the wireless carrier market. Net sales sequentially increased 15.4% during the fourth quarter, compared to $17.4 million during the third quarter of fiscal year 2022.

The increase in net sales is primarily due to both increased demand for the Company’s products and increased production throughput during the fourth quarter, as well as increases in product pricing taking effect for new orders. OCC’s sales order backlog/forward load continues to be higher than typical levels at the end of the fourth quarter of fiscal year 2022.

Gross profit increased 31.0% to $6.6 million in the fourth quarter of fiscal year 2022, compared to gross profit of $5.1 million for the same period last year. Gross profit margin, or gross profit as a percentage of net sales, increased to 33.0% in the fourth quarter of fiscal year 2022 compared to 31.8% in the fourth quarter of fiscal year 2021. Gross profit sequentially increased 37.8% during the fourth quarter, compared to $4.8 million during the third quarter of fiscal year 2022 as a result of production efficiencies and the positive impact of OCC’s operating leverage.

Optical Cable Corp. – Fourth Quarter 2022 Earnings Release

SG&A expenses increased to $5.2 million during the fourth quarter of fiscal year 2022 and were 25.9% of consolidated net sales, compared to $4.8 million for the fourth quarter of fiscal year 2021 and 30.3% of consolidated net sales. The increase in SG&A expenses was primarily the result of net increases in employee and contracted sales personnel related costs.

For the fourth quarter of fiscal year 2022, OCC recorded a net income of $1.2 million, or $0.15 per basic and diluted share, compared to a net loss of $6,000, or $0.00 per basic and diluted share, for the fourth quarter of fiscal year 2021.

Fiscal Year-to-Date 2022 Financial Results

Consolidated net sales for fiscal year 2022 increased 16.8% to $69.1 million, compared to net sales of $59.1 million for fiscal year 2021. The Company increased net sales in both its enterprise and specialty markets, including the wireless carrier market.

The increase in net sales is primarily due to both increased demand for the Company’s products and increased fourth quarter production throughput, as well as increases in product pricing taking effect for new orders. During fiscal year 2022, the Company continued to see product demand, sales and production volume increase compared to fiscal year 2021. Sales order backlog/forward load has been approximately three-to-four times higher than typical levels throughout the fiscal year.

The Company believes continuing and lingering direct and indirect impacts of the COVID-19 pandemic created supply chain and labor challenges affecting production volumes and sales, despite increased demand.

OCC reported gross profit of $20.5 million in fiscal year 2022, an increase of 26.0% compared to gross profit of $16.3 million in fiscal year 2021. Gross profit margin increased to 29.7% in fiscal year 2022 compared to 27.5% in fiscal year 2021.

Gross profit margins during fiscal year 2022 were impacted by increases in production labor and material costs, partially offset by necessary prospective price increases on new sales orders for many of the Company’s products. The Company experienced improvement in production personnel recruitment during the second half of fiscal year 2022, needed to increase production capacity to meet existing product demand; however, training of new production employees impacts labor costs (and production volumes) until those employees are fully trained and operating at capacity.

The Company’s gross profit margins tend to be higher when it achieves higher net sales levels due to its operating leverage, as certain fixed manufacturing costs are spread over higher sales. This operating leverage positively impacted the gross profit margin during fiscal year 2022. This positive impact was partially offset by the impact of increasing costs of raw materials, created by rapidly occurring inflation, for sales orders accepted prior to raw material cost increases.

SG&A expenses increased 9.4% to $20.0 million during fiscal year 2022 from $18.2 million for fiscal year 2021. The increase in SG&A expenses during fiscal year 2022 compared to fiscal year 2021 was primarily the result of increases in employee and contracted sales personnel related costs, including increases in commission expense as a result of the increase in sales and increases in compensation expense due to increases in response to changing labor market conditions.

Optical Cable Corp. – Fourth Quarter 2022 Earnings Release

Also contributing to the increase in SG&A expenses during fiscal year 2022 were increases in travel expenses, shipping costs and marketing expenses. Travel and marketing expenses increased due to the resumption of business travel and trade shows during fiscal year 2022, post-COVID-19 restrictions, when compared to last year. Shipping costs increased due to the increase in net sales and the increase in costs charged by shippers during fiscal year 2022.

OCC recorded a net loss of $347,000, or $0.05 per basic and diluted share, for fiscal year 2022, compared to net income of $6.6 million, or $0.87 per basic and diluted share, for fiscal year 2021, with gain on the extinguishment of the Company’s paycheck protection program loan and employee retention tax credits positively impacting results during fiscal year 2021.

Management's Comments

Neil, Wilkin, President and Chief Executive Officer of OCC, said, “We were pleased to achieve a strong finish to our fiscal year, as the OCC team executed well in an evolving marketplace. Over the course of the year, our sales and production volumes continued to grow, even as production continued to be impacted by ongoing challenges created by COVID-19 and certain resulting market trends. Our results this year reflect market conditions shaped by supply chain and labor constraints, as well as inflation. Through it all, we executed on our growth strategies, took steps to operate even more efficiently and were able to achieve strong sales growth across our markets. We benefited from our operating leverage and we improved gross profits—particularly in our fourth quarter. Demand for our products continues to be strong and we are poised to build on our momentum.”

Mr. Wilkin continued, “Looking ahead to fiscal year 2023, we are encouraged by our sales order backlog/forward load and optimistic about the opportunities ahead for OCC. We continue to be laser focused on executing our strategy to meet demand and capture additional growth opportunities. With our differentiated core strengths and capabilities, as well as our enviable market positions, we remain confident that OCC is well-positioned to capture opportunities and deliver value to shareholders.”

Conference Call Information

As previously announced, OCC will host a conference call today, December 22, 2022, at 10:00 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (800) 225-9448 in the U.S. or (203) 518-9708 internationally, Conference ID: OCCQ422. For interested individuals unable to join the call, a replay will be available through Thursday, December 29, 2022 by dialing (800) 753-8831 or (402) 220-0687. The call will also be broadcast live over the internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a broad range of fiber optic and copper data communication cabling and connectivity solutions primarily for the enterprise market and various harsh environment and specialty markets (collectively, the non-carrier markets) and also the wireless carrier market, offering integrated suites of high-quality products which operate as a system solution or seamlessly integrate with other components.

Optical Cable Corp. – Fourth Quarter 2022 Earnings Release

OCC® is internationally recognized for pioneering innovative fiber optic and copper communications technologies, including fiber optic cable designs for the most demanding environments and applications, copper connectivity designs to meet the highest data communication industry standards, as well as a broad product offering built on the evolution of these fundamental technologies.

OCC uses its expertise to deliver cabling and connectivity products and integrated solutions that are best suited to the performance requirements of each end-user’s application. And OCC’s solutions offerings cover a broad range of applications—from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining, petrochemical and broadcast applications, as well as for the wireless carrier market.

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC’s facilities are ISO 9001:2015 registered and its Roanoke and Dallas facilities are MIL-STD-790G certified.

Optical Cable Corporation™, OCC®, Procyon®, Superior Modular Products™, SMP Data Communications™, Applied Optical Systems™, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC® is available at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or that could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at http://www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp. – Fourth Quarter 2022 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended		Year Ended
	October 31,		October 31,
	2022	2021	2022	2021

Net sales	$20,056	$15,884	$69,079	$59,136
Cost of goods sold	13,433	10,829	48,568	42,862

Gross profit	6,623	5,055	20,511	16,274

SG&A expenses	5,189	4,811	19,960	18,239
Royalty (income) expense, net	6	8	27	(37)
Amortization of intangible assets	14	12	51	45

Income (loss) from operations	1,414	224	473	(1,973)

Interest expense, net	(230)	(160)	(768)	(690)
Other, net	12	(68)	(27)	9,254
Other income (expense), net	(218)	(228)	(795)	8,564

Income (loss) before income taxes	1,196	(4)	(322)	6,591

Income tax expense (benefit)	7	2	25	(20)

Net income (loss)	$1,189	$(6)	$(347)	$6,611

Net income (loss) per share:
Basic and diluted	$0.15	$0.00	$(0.05)	$0.87

Weighted average shares outstanding:
Basic and diluted	7,893	7,416	7,523	7,588

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Optical Cable Corp. – Fourth Quarter 2022 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	October 31,	October 31,
	2022	2021
Cash	$216	$132
Trade accounts receivable, net	10,964	8,376
Inventories	19,439	16,304
Other current assets	577	2,754
Total current assets	31,196	27,566
Non-current assets	9,362	10,351
Total assets	$40,558	$37,917

Current liabilities	$7,483	$6,168
Non-current liabilities	10,915	9,543
Total liabilities	18,398	15,711
Total shareholders’ equity	22,160	22,206
Total liabilities and shareholders’ equity	$40,558	$37,917

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